Exhibit (5)



                            [First Union Letterhead]


                                                                   May 26, 1998

BOARD OF DIRECTORS
FIRST UNION CORPORATION
Charlotte, North Carolina 28288

Gentlemen:

     I have acted as counsel for First Union Corporation (the "Corporation") in connection with the registration on Form S-4 (the "Registration Statement") of 48,000,000 shares of the Corporation's Common Stock, $3.33 1/3 par value per share (together with the rights attached thereto, the "First Union Common Stock"), 5,215,000 shares of the Corporation's $1.72 Mandatory Convertible Class A Preferred Stock (the "Preferred Stock"), and an indeterminate number of shares of First Union Common Stock that may be issued upon conversion of the Preferred Stock, which are issuable (subject to certain conditions with respect to the Preferred Stock) in connection with the acquisition by the Corporation of The Money Store Inc.

     On the basis of such investigation as I deemed necessary, I am of the opinion that:

     (1) the Corporation has been duly incorporated and is validly existing under the laws of the State of North Carolina;

     (2) the shares of First Union Common Stock have been duly authorized and when the Registration Statement becomes effective and the shares are issued pursuant to the Merger Agreement, such shares will be validly issued, fully paid and nonassessable; and

     (3) the shares of Preferred Stock, and the shares of First Union Common Stock issuable upon conversion of the Preferred Stock, have been duly authorized and when the Registration Statement becomes effective and if the shares of Preferred Stock are issued pursuant to the Merger Agreement, the shares of Preferred Stock, and the shares of First Union Common Stock issuable upon conversion of the Preferred Stock, will be validly, issued, fully paid and nonassessable.

     I hereby consent to the use of my name under the heading "Validity of FUNC Capital Stock" in the Prospectus included in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.


                                        Very truly yours,




                                        MARION A. COWELL, JR.